Exhibit 99.1

NEWS RELEASE	OTCQX: SHWZ
For Immediate Release

SCHWAZZE SIGNS DEFINITIVE DOCUMENTS TO ACQUIRE ASSETS OF

URBAN HEALTH & WELLNESS, INC.

Continues to Go Deep, Adding to Retail and Product Footprint in Colorado

DENVER, CO – March 16, 2022 – Schwazze, (OTCQX:SHWZ) ("Schwazze" or the “Company"), announced that it has signed definitive documents to acquire all the assets of Urban Health & Wellness, Inc. (“Urban”). The proposed transaction includes the adult use Urban Dispensary, located at West 38th Avenue and Clay Street, in Denver’s vibrant Highlands neighborhood as well as a 7,200 square foot indoor cultivation facility (2,700 square feet of canopy) located in Denver, Colorado. This purchase continues Schwazze’s aggressive expansion in Colorado and upon close will bring the Company’s total number of Colorado dispensaries to 23 and grow facilities to four.

The consideration for the proposed acquisition is US$3.2 million and will be paid as $1.3M cash and $1.9M stock at closing. The acquisition is expected to close in the second quarter of 2022 after the Colorado Marijuana Enforcement Division and local licensing approval.

“We look forward to the addition of the Urban group, including the strategically located Urban Dispensary and its Denver grow facility to our expanding pipeline of assets in Colorado. Delivering our brands and our excellent customer service into new neighborhoods is a Schwazze hallmark as we continue to go deep in the state. We also look forward to welcoming the Urban team to our growing Schwazze family.” said Nirup Krishnamurthy, Schwazze’s COO.

Since April 2020, Schwazze has acquired or announced the planned acquisition of 33 cannabis dispensaries as well as seven cultivation facilities and two manufacturing assets in Colorado and New Mexico. In May 2021, Schwazze announced its BioSciences division and in August 2021 it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high- performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices. Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

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Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,” “continue,” “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses, including the acquisition described in this press release, and realize synergies therefrom, (ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, and (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations Joanne.jobin@schwazze.com 647 964 0292	Media Julie Suntrup, Schwazze Vice President | Marketing & Merchandising julie.suntrup@schwazze.com 303 371 0387

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